Exhibit 99.1

STEVE MADDEN COMPLETES ACQUISITION OF BIG BUDDHA

Long Island City, N.Y., February 11, 2010 – Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced that it has completed its acquisition of privately held Big Buddha, Inc., a designer and marketer of fashion-forward handbags.  Founded by Jeremy Bassan in 2003, Big Buddha sells its trend-right handbags to specialty retailers, better department stores and online retailers.  Big Buddha had net sales in 2009 of approximately $13 million (unaudited).

The acquisition was completed for $11 million in cash plus certain earn-out provisions that are based on financial performance through 2013.  The transaction is expected to be immediately accretive, contributing approximately $0.05 in diluted EPS in 2010.

Edward Rosenfeld, Chairman and Chief Executive Officer of Steve Madden, commented, “Big Buddha is a dynamic young brand that is a great complement to our current accessories portfolio.  The handbags have generated a lot of buzz in the marketplace, and the brand has developed a loyal following among consumers.  The business has clear opportunities for continued strong top line growth, and we look forward to using our resources at Steve Madden to help Big Buddha expand in new accounts, territories and categories.”

Jeremy Bassan, Founder and Chief Executive Officer of Big Buddha, added, “I’m excited to begin working with Steve and the rest of the Steve Madden team.  With our shared vision of developing creative and trend-right products at a great value, Big Buddha and Steve Madden are a perfect fit.  I’m proud of what we’ve accomplished at Big Buddha so far. We are only scratching the surface of our potential, and Steve Madden is the ideal partner to help us get there.”

Advisors

Kramer Levin Naftalis & Frankel LLP acted as legal advisor for Steve Madden on the transaction. For Big Buddha, Financo, Inc. acted as financial advisor and Sonnenschein Nath & Rosenthal LLP acted as legal advisor.

About Steve Madden

Steve Madden designs and markets fashion-forward footwear and accessories for women, men and children. The shoes and accessories are sold through 85 company-owned retail stores (including the Company’s online store), department stores, and apparel, footwear, and accessories specialty stores. The Company has several licensees for its brands, including for apparel, outerwear, cold weather accessories, eyewear, hosiery, and bedding and bath products. The Company is the licensee for footwear, handbags and belts for Fabulosity and Olsenboye, for footwear for Elizabeth and James and l.e.i. and for handbags and belts for Betsey Johnson and Daisy Fuentes.

About Big Buddha

Big Buddha, headquartered in Santa Cruz, CA, designs and markets fashion-forward, eco-friendly, casual handbags made using rich high quality materials. The product line is offered in an assortment of fashion colors with fun and functional designs. Big Buddha handbags may be found in contemporary department stores and specialty stores throughout the U.S. Big Buddha has received editorial press in a variety of publications including Oprah, In Style, US Weekly, Redbook, Shape, Cosmopolitan, Marie Claire, and People Style watch.

This press release contains forward looking statements as that term is defined in the federal securities laws. The events described in forward looking statements contained in this press release may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of the Company's plans or strategies, projected or anticipated benefits from acquisitions to be made by the Company, or projections involving anticipated revenues, earnings or other aspects of the Company's operating results. The words "may," "will," "expect," "believe," "anticipate," "project," "plan," "intend," "estimate," and "continue," and their opposites and similar expressions are intended to identify forward looking statements. The Company cautions you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond the Company's control, that may influence the accuracy of the statements and the projections upon which the statements are based. Factors which may affect the Company's results include, but are not limited to, the risks and uncertainties discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2008. Any one or more of these uncertainties, risks and other influences could materially affect the Company's results of operations and whether forward looking statements made by the Company ultimately prove to be accurate. The Company's actual results, performance and achievements could differ materially from those expressed or implied in these forward looking statements. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether from new information, future events or otherwise.

Investor Contacts:
ICR, Inc.
Investor Relations
Jean Fontana or Joseph Teklits
203-682-8200
www.icrinc.com